THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

MMRF - MMRGlobal Announces Investor Q&A Conference Call

EVENT DATE/TIME: JULY 17, 2013 / 8:15PM GMT

CORPORATE PARTICIPANTS

Ingrid Safranek *MMRGlobal, Inc. - CFO*

Bob Lorsch *MMRGlobal, Inc. - Chairman, President, CEO*

Kurt Benjamin *Strategic Partnered Solutions - National Affinity Sales and Marketing Partner of MMRGlobal*

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the MMRGlobal Announces Investor Q&A conference call. My name is Iesha and I will be your coordinator for today's call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session.(Operator Instructions).

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bob Lorsch, Chairman and CEO of MMRGlobal Inc., and Miss Ingrid Safranek, Chief Financial Officer. You may proceed.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Thank you, Iesha. I will proceed to read the forward-looking statements ahead of the call. The forward-looking statements included herein are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in economic, business, industry, market, legal and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including customers, suppliers, business partners and competitors and legislative, judicial and other governmental authorities and officials.

Assumptions related to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any such assumptions could be inaccurate.

With that, I will turn it over to Bob Lorsch, our CEO.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Good afternoon and thank you for participating in this investor conference call. The purpose of this call is really to answer a tremendous amount of questions that have been coming our way about the business, about the Company, about our strategy, about our efforts and about our direction.

Joining us on the call today is a gentleman by the name of Kurt Benjamin, who has a sales organization that we've entered into an agreement with that is focused on a lot of programs in the multilevel, affinity, retail association, and I would say association and cause-related marketing categories. And I'm going to let him make a little bit of a presentation at the top of the call so that you get an idea of the kind of customers and clients we are talking to.

But as a prelude to what the question-and-answer session of this call will consist of, I want to describe from my perspective what has happened with MMR since its inception to where it sits today. When this Company was formed in 2005, somebody had come to me and said, I think you should go in the electronic medical records business. And that was based on an agenda set forth by the Bush administration which really promoted health IT and the concept of connecting patients, physicians and hospitals and the health community.

I wasn't interested in that because I had just fought the battles with the major carriers in the telecommunications business and I didn't want to go in the EMR business. But when I took a look at the opportunity, the opportunity that whenever you start one industry, other opportunities evolve

from it, I saw the fact that everybody was focused on the EMR, the electronic medical record portion, and very few people, in fact, nobody was really focused on the patient.

Based on my experience in telecommunications, I said, there's got to be a way to create a patient Personal Health Record that will give patients the ability to have total access to all their medical records, starting with the telephone to whatever technologies and communications come forth towards us in the future.

And at that time, the MyMedicalRecords Personal Health Record was created, both on the basis of that vision and on the basis of my own experience as a cancer survivor, going through the challenge of accumulating all my personal information so I could get the best of care.

Since that time, the Company built a product, a great product, that patients didn't really understand the need for, and usage was challenging. I mean, if I was going to go sell a Personal Health Record account, I basically had to go out, get on the telephone, go see the customer and sign them up. The good news is once they sign them up and they see the value, those customers stayed and use their accounts.

However, over the course of time, we decided that we were going to expand our focus and our energy and try to get the information into the account, so when the patient set up an account, they would automatically see their records in their account. So we built MMRPro. And MMRPro became a generic solution to anybody who was transitioning to EMR businesses, but as a result of Meaningful Use Stage 2, it spawned hundreds of EMR vendors and all kinds of challenges in terms of integrating MMRPro solutions to those EMR vendors and ultimately to the patient.

So you've got a Company that over a period of, I guess, more than eight years has come up with a product concept that has shown that it is a useful product that people ultimately figure out they need. But we have evolved to a point where we don't have to go out and sell it over people's heads anymore, because under Meaningful Use, physicians are being asked to encourage their patients to have a Personal Health Record. So the challenge that we have fought since the beginning and the ability or inability to convince people on how important it is to use or grab or gravitate to a Personal Health Record, the dynamic in that whole process is completely shifting.

As much as we are still out selling, and as a result of the shift in dynamic, getting much more reception to listening, what's really happening is we are approaching a period of time where we are ready, set, and now I believe that we are beginning to see the "go". Because the go is being pushed forward from the physician's office, where they are telling the patients you need to have a Personal Health Record or you should have a Personal Health Record.

And as a result of that, patients are all of a sudden signing up for patient portals and they are realizing that, gee, my wife goes to this doctor, she has one portal. I go to this doctor, I have another portal. My kids go to another pediatrician, they have another portal. One son or daughter has an orthodontist, they have another portal. And so you get home at the end of the day, and between the entire family, you may have six physicians, a hospital, a community health service, everybody's giving you Personal Health Records through all kinds of different ways.

And so all of a sudden this product that we created somewhere back in 2005, or built and started deploying, is a solution that meets the needs of the patient to consolidate all their medical records in one place. And we think that that is one of the more encouraging things that we are seeing in terms of this business.

But as a result of that whole phenomenon, the other thing that has happened is when we started this Company in 2005, we filed for patents. We filed for patents to whatever made sense in order to protect our product and maintain a market position and to somewhat ensure that we would be able to compete in a marketplace with very large, very, very well-funded companies.

And through all those years of efforts, we have been the recipient of what is soon to be eight US patents and patents in at least 12 other countries around the world, with hundreds of claims, defining this personal health record product and service. So the future of this Company as it sits now is we will continue to go out and work -- strive to generate revenue through the sale of our products and services. And we think the reception of the market is a lot more acceptance of what we do than it ever was before. But we will also -- we also believe that we will be the recipient of a trend in the medical profession of telling patients to have Personal Health Records. And where we are not, there is a possibility that hospitals, physician groups, pharmacy chains and others that provide patients medical information could be licensees of our patents and intellectual property.

So we have evolved in this period of time from a Personal Health Record company to a document imaging and scanning company in order to get information to the Personal Health Records company, to a company that builds products that connects to EMRs and all of the myriad of systems out there in the electronic health information space to a licensor of intellectual property surrounding that industry, which we think is a compelling reason to be involved with this Company and why I get up and come into the office every single day.

And with that, I'm going to introduce --

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

I wanted to add something --

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Yes.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

-- in terms of the patent. There is confusion, I believe, in some minds of investors of what our patents mean and whether we were the first to invent a Personal Health Record. And I think that's where the confusion lies. And it's not that we invented the Personal Health Record, but we invented methods and systems for the users to access their medical health record untethered from the different practitioners and providers.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Yes, what our patents are, they are -- the patents are methods and systems in order to utilize a Personal Health Record. And there are some 400+ claims and there are seven different -- soon to be eight different -- patents and they run a variety of scenarios. It's not that this was the first Personal Health Record, but what it was was the first invention of its kind -- the first invention of its kind -- in terms of getting information in and out of a Personal Health Record product and service.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

And into the user's access.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Into the users access, yes. So with that, though, I am going to introduce Kurt Benjamin and ask him to give you a little bit of color, just a few minutes of color, about what we are doing to participate in that new user acceptance in the marketplace.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

And to expedite the process as we discuss here, I would like to remind people to please press star one if you have any questions so we can start queuing up the questions and not have to wait long for those to come through. So, Kurt.

Kurt Benjamin - *Strategic Partnered Solutions - National Affinity Sales and Marketing Partner of MMRGlobal*

Thank you, Ingrid, and thank you, Bob. First of all, I'd like to say it's an honor to share this brief update with shareholders as a fellow shareholder myself. And finally, I'd like to mention that the marketing agreement that we have with the Company is completely performance-based, so we are very excited about the future here right now and that's why we are here working as we are.

Currently, the top of my list, we are in negotiations with PRMI. PRMI is Primary Residential Mortgage, Inc. They are based in Salt Lake City, and they are one of the largest mortgage companies in the country, private mortgage companies in the country.

They have found a very unique application for the use of the EsafeDepositBox product because of its patents to deal with the do not call/do not email component, and they plan to use it with every mortgage that they write as a gift and take it out to the rest of the industry.

Secondly, back to the MyMedicalRecords product, we are working with AAA, a specific state in AAA, which we expect to have a letter of intent from this week. And it's a late-stage negotiation, I would say.

In the physician channels, we are working with a number of groups, including large reselling groups that have really grasped the power of this product, as well as the current Chairman of the American Association of Orthopedic Surgeons, who speaks to about 20,000 orthopedic surgeons on a regular basis through their communication methods right now. He has completely bought into the product, the concept of the product, the power of the coordination of care aspect that it provides, as well as the revenue stream that it provides doctors' offices who are feeling the sting of ObamaCare.

In addition, we are working with several companies in the medical response realm. The medical response area, the one company that we are dealing with has over 650,000 members, paying members, that pay an average of $40 a month. They are a company that relies currently on static information provided by family members or users of their alert service monitoring service. And it's inadequate. And we have provided a solution and an upsell opportunity to them that they're quite excited about.

That opportunity was brought to us by a group who also brought to us one of the largest charities in the country associated with diabetes. And we are very excited by this because we are working with a number of charities, incidentally, the first of which we signed up, which was Cancer Schmancer, which is fronted by the founder, Fran Drescher, who some of you may know from her many years on TV as The Nanny, and currently her show, Happily Divorced. We have a signed agreement with them and we are in integration with them, which is giving us a really good opportunity to beta test a complete rollout to charitable organizations and their cause marketing program, all of which who we spoke to are very excited.

We are meeting with a lot of different, unique companies. For example, tomorrow, we meet with the Executive Director of American Youth Soccer Organization to present this to. Again, a situation where kids are being injured every weekend, and they rely on frantic parents to give medical backgrounds to the street, and it's very very difficult for them to pull it together when they are in the heat of panic. It's also a fundraiser for AYSO.

We are also dealing with a number of colleges and universities. Next week -- excuse me, the week of August 5, we will be in Colorado, dealing with three universities, providing their students with medical records. As you may know, anybody who has sent a child to school, the four years in their medical history if they see a doctor away from home is void of their medical record. This is a way for schools not only to provide and insulate themselves from tragic situations due to not having medical histories and relevant medical history of children, but further to create a new revenue stream for themselves as well, to augment their already in-base EMR systems.

Again, just a bit deeper on the medical channel. We are dealing with a number of groups that involve thousands of practitioners. We are developing strategies, and we've gone out and spoke to the doctors. They are being a part of those exact strategies to roll out in-office pathways to get their patients to sign up. And it's a very, very fertile ground for us and the timing couldn't be better.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Okay. Kurt, thank you very much. Okay, so now I'd like to -- unless there's something you want to add, Ingrid. Okay, we'd like to start taking the questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions).

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

There is close to 100 people on the call, and we are not seeing any questions specifically that are coming in at this time. So if you have questions, please submit them.

In the meantime, the Company over the past few weeks has received questions from shareholders or has communicated that they'd like to know more about certain things that we were not in a position, for one reason or another, to discuss.

However, some of those comments, for example, pertain to the relationship with MMR and Walgreens. And so for example, as many of you know, we sued Walgreens for patent infringement. As many of you know, Walgreens has answered the complaint. Discovery is ongoing and there is a plan to amend the complaint with Walgreens to include the patent that was just issued, which is the prescription patent. And so a lot of you have been kind of confused about the status of that.

Typically, we don't run news releases or make a lot of public statements about ongoing litigation matters. However, in the case of Walgreens, because many of the documents are filed in the court, it's relatively easy to follow, and there's a lot of activity, a lot of discovery, a lot of information going both ways, but I do anticipate we will amend that complaint with the new patent.

So there is a question, and Ingrid, do you want to --?

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

The question is what is the book value of the Company and what were the revenues for 2012 and what was the profit or loss? What is the revenue for 2013 for the first six months, the profit or loss? It's from [Richard Steinhart].

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Six months would be nonpublic.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Well, the six-month number will be -- we are due to file our second-quarter report in August 14th, August 15th, so we'll have to wait for that until we get the audited numbers. And for 2012, the numbers are public and they can be found on EDGAR. I can pull them out while we are talking and we can discuss this in a little bit. Those have been discussed previously.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

The financial statements were filed. They are on EDGAR with the annual report. And we will have that document pulled up during the course of the call and respond to the question later.

Is there a next question, operator, that's coming in?

Operator

(Operator Instructions).

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

I am just going to comment on a few other things that I believe that we have had -- that people have asked. For some reason, we have received so far the one question on the screen.

We are getting a lot of questions regarding a program having to do with E-Mail Frequency, and so I'm going to address that. The email frequency transaction has been an effort of another company to go out and sell into the benefits market. And what we have found over the course of the past years in selling this product is it's not difficult to sell benefits to companies that have 500 to 1000 people, but when you get into the organizations that have tens of thousands or hundreds of thousands or millions of people, it's very challenging, because everything's done through open enrollment periods and very, very large committees.

In terms of the E-Mail Frequency relationship, there has been an agreement entered into with a company called --

---

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Self Health Network.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Self Health Network. That's S-E-L-F H-E-A-L-T-H network. And as a direct result of the E-Mail Frequency initiative out there in the marketplace, they have already entered into an agreement with Aon. I have been with Dave Loftus and Aon at their offices in Florida. I know that David is actively involved in managing that relationship.

Whenever we are launching or in the process of launching employee benefits or employee benefit relations with companies that size, it's like swimming against the front of a battleship. But there is an agreement signed now between Self Health Networks and Aon for a package of patient employee and hospital-related benefits, of which MyMedicalRecords and the MyMedicalRecords intellectual property is included inside every single one of them. Based on the size of Aon and the amount of lives that Aon touches and the amount of insureds that Aon touches, we are very optimistic this is going to be an extraordinarily big program.

However, the program is being handled through another reseller who has packaged our services into a variety of services, medical on-call services, other services, ranging from disease management to Alzheimer's, just a whole potpourri of services. And that program is being launched through Aon, and the agreement on that is already signed.

There's another question here from Jeff, and it says, I have noticed that the number of stocks have increased from 44 million to 608 million over the last few months. What is the source of the extra stock and is this a form of dilution?

First of all, with all due respect to Jeff, when we acquired and did the reverse merger with Favrille in 2009, the authorized on a fully-diluted basis -- or I'm sorry, the outstanding on a fully-diluted basis was between 150 million and 170 million shares. I do not know the exact number. Over the course of the last year, the authorized has -- Ingrid, what has the authorized gone from to?

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

-- pull the actual numbers for you, but -- 500 -- it depends on what the (inaudible) is, so me let me pull --.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Okay, we are going to pull up the actual number. But over the course of the last year -- let me respond this way. Since 2009 -- that means throughout 2009, 2010, 2011 and through 2012, over a four-year period of time -- the Company has gone from approximately 170 million shares outstanding to approximately 600 million shares outstanding.

A significant portion of those shares are owned by management, the Board and a small handful of shareholders. So when there is dilution, myself, management and the Board get impacted the most.

But one of the problems with this question, it's like a lot of questions that people put out in the world, it's just significantly inaccurate. And what in reality has happened is over the course of the last year, given the size of the business and the need to generate capital, we think the Company has managed its dilution as cost-effectively and as intelligently as we can given where the stock price was and is, and given the needs to compete in the marketplace and continue operating the business.

But we will come up with an exact number and I'll bring it up as soon as we pull it up.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

At December 2010, we had 239 million shares outstanding. December 2011, we had 360 million shares outstanding. In 2012, 522 million shares outstanding. [Probably] at a rate of less than 200 million a year, but it depends on how -- obviously, everybody knows here that we are not a cash flow positive operating company and we are working hard to get the revenues coming in so that we can turn into a cash flow positive company.

In the mean time, we have to survive and we have to exist for the benefit of shareholders so we can make it to the end goal, which is to become a cash flow positive and generate the revenues. So as painful as this may be -- and it impacts everybody equally -- it's a necessary circumstance to keep the Company going.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

What we have done is we have managed equity for vendor services and other purposes at premium to market relationships in a lot of cases. And so equity to us has been how we've managed to develop the products, the services, build technologies and bring our vendors in so that they are partners and they are behind the Company.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

The question is there have been many PHRs in the past that haven't produced [follow-up] or revenue. Many people have spoken to feel that this hurts the image of the Company. What is your opinion on this?

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

What goes on -- there was a news release that we put out about a year ago which had to do with what we call the Rapid Revenue Program. And it was based on a combination of agreements and understanding and business initiatives that we went to the market with in an effort to accelerate revenue through the direct-to-consumer marketplace and through big-box retailers. The result of it has been a patient program where it has led to Whole Foods.

So although in terms of the amount of revenue that we would have liked to see it---, ultimately, that initiative resulted in the Whole Foods relationship. That relationship has taken us the better part of a year to get to the point where it's launched, running and operating, and continues to go through changes on the technology side every day.

Yet it has been what I would consider to be successful, there's great adoption to it, and I believe that it represents a tremendous positive relationship for the Company. It has given us the ability to connect our product to EMRs and it has given us the ability to create ways that EMRs can talk to our PHRs without -- seamlessly -- or can talk to our PHRs seamlessly, without the need for human intervention or somebody keeping a PHR that is unique from an EMR.

Many of the programs that are covered in the news releases are absolutely ongoing. In fact, most of them are ongoing. It just takes a tremendous amount of time from the time we sign an agreement or enter into a relationship with somebody to get that relationship to the point where it's a revenue-generating relationship that we can disclose in the marketplace.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

I think that goes along with the next question from [Mr. Richard Berger]. I have been an investor for four years. I have a large portion of my retirement investment invested in the Company. I've been hearing about a multitude of contracts that have been made and projected to provide substantial cash flow. Where is that cash flow?

One of the ones that I can think of at this point is VISI. And what we face on a regular basis is, one, we are dealing with large companies or large organizations and implementing or getting their marketing group or their people there to implement takes a little bit of time, a lot of times longer than we ever expected. And with VISI, even though we started deploying this, it was going through a new channel of dental offices, and they came up with more things they wanted to add. So rather than do this piecemeal, we stopped the deliveries and created a new upgrade --

---

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

To MMRPro. So we signed an agreement with VISI. We shipped the first tranches of the VISI agreement. Clients like Burkhart Dental and Seagate said this is great, but Burkhart wanted it to talk to a particular EMR system. Seagate wanted it to talk to their NAS box. Then there was a pushback because of what happened to Kodak about using only Kodak scanners.

So over the past six months, the Company has kind of re-created, retooled, reengineered our entire MMRPro product line so that it will be able to receive documents from any scanning device anywhere, including a cell phone, for that matter. And it will be able to send information not only to the MMRPro host, but to Seagate NAS boxes and other external storage devices, wherever they may be, anywhere in the world. So major development and now we're in the process of training and shipping.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

One of the other requirements that they had or one of the parts of the bundle that VISI was bringing in was backlog scanning or legacy scanning. And they have an organization to do that. Well, we have now developed an interface for that organization to do bulk scanning of legacy records that can be done in a very short period of time with their people power. And it has an interface that gives them progress reports.

So there is a lot more to it and we have been told by VISI that the shipments shall resume within the next couple of weeks. So we are very optimistic about that.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

And you can look for, I think, Seagate -- and whose the other company, the giant distributor that we are working with?

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Synnex.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Seagate and Synnex to be pretty active in the marketplace in terms of the VISI MMRPro system.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Another question that came from Jonathan Weisman. What's the name of Mr. Benjamin's organization?

Kurt Benjamin - *Strategic Partnered Solutions - National Affinity Sales and Marketing Partner of MMRGlobal*

Strategic Partnered Solutions, cofounded by my partner, Philip Posen. The marketing thrust that we have taken to MMR has taken Philip and I in-house, and we've hired people to run our organization, which focuses around healthcare services and processing services for our healthcare providers. So we are focused in-house, the both of us.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Okay.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

There's a question here from Juan. Are we doing anything with regard to Google's Free Physician Services Patient Fusion? Mr. Rodriguez believes this service may be hindering MMR's business. I am not familiar with Patient Fusion. I am familiar with a company called Practice Fusion. Practice Fusion, I believe, is an EMR that is distributed free to the physician. It has got limited modules. There are upgrades and upsells.

It would not intersect with MMR's business. It may have a patient portal in it. I don't think it's interoperable with other EMRs and other systems. And I also think that, if anything, at some point in time there may be a licensing opportunity with that company, based on the fact that they are deploying patient portals and other ways where patients could, or conceivably, could access personal health information through their systems. So candidly, the more they sell out there, ultimately, the better it is for us.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

As a reminder, if you have questions, please press star one and ask your questions. Waiting to get more questions coming in.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

There is a question here, unknown. Statements have been made regarding spinning off biotech assets to increase shareholder value. And the Board was tasked with accomplishing that objective. What's going on, when will this get done?

As many of you know that when we did the reverse merger with Favrille, we received a significant portfolio of intellectual property. It took quite a while to navigate through that portfolio, and we have been – we think we have done a pretty effective job of identifying IP that could be of value to companies around the world and perfecting that IP by continuing to prosecute patents for that IP in the biotech arena.

We have entered into one agreement so far pertaining to not even the intellectual property, but the patient samples and other information that was part of that IP, which was representative of the significant license agreement.

We have recently added Ivor Royston, who is very, very knowledgeable in biotech and very experienced and sophisticated in not only our biotech assets, but pretty much anything that's going on in the biotech community at any time. And the agenda was to do exactly what the Board of Directors was asked to do, which was adding that expertise to the Board so that we could exploit existing biotech assets and identify opportunities to add and help exploit others. So that activity is very much underway and is a consistent focus of the Company.

There are questions about -- there is a question from a [Chris Houck]. How come the Company doesn't do a reverse split with uplift to the NASDAQ to clean up the share structure?

We would love to do that. I have always maintained that at the right time and the right place, we would want to uplist to either the American Exchange, the Small Cap NASDAQ. But the problem is there are certain requirements in order to do that that we would need to meet, and at this particular point in time, given the share price of the Company, it would be so drastic in order to get there that unless there's a supportive activity or a reason to do it, I'm afraid all we would be doing is doing a reverse split, seeing a high share price and creating a self-fulfilling prophecy of it going back down to a low share price.

In connection with the right transaction and the right opportunity, with advice from outside experts, I would say that nothing would make me happier than to uplist this Company off the OTC to some form of Small Cap NASDAQ, NASDAQ or American Exchange, no question. It's just got to do it in connection with a significant event. And that significant event could be a license agreement, it could be an acquisition, it could be a biotech initiative.

But I wouldn't look for that -- it's not something that the Company has vetted at this time. It's not something in the near-term agenda at this time. And if it were going to happen, it would happen based on an event that would essentially make it the right business thing to do in connection with that event.

The next question from Chris is, can I get clarification on the dealing with WebMD and also information on the mole hunt. Okay. As to part two, we have no mole hunt, so I'm not sure what they're talking about at this particular period of time.

As regards WebMD, I would submit to you that the Company has filed -- the Company currently has three pending lawsuits and one that it dismissed. There was a very good business reason to dismiss it that we believe was in the best interest of the shareholders. Having said that, if we dismiss a lawsuit against anybody – and I'm not specifically talking about any particular company -- at any time, you can expect that if a licensing agreement or another transaction doesn't come from something -- I don't want to say as a result of – but doesn't come out of that effort, that you can probably look for the Company to refile another case against anybody that we may have dismissed a claim for.

There are sometimes reasons where we may bring a lawsuit and the people on the other side say, why didn't you call us up, tell us you were going to sue us. We could have sat down in a mediation or we could have sat down at the table and negotiated a license. They might say to us, hey, we didn't know your patents were out there. Thank you for informing us. Can we take the pressure of the litigation off and negotiate in good faith? In which case, we might say to that somebody, sure. And I can say that – but only if it's based on -- without prejudice and based on our ability to refile that complaint on terms that are acceptable to us.

But during that window of time that this mythical company out there, that we may or may not have sued, has asked us to dismiss this complaint so that we can work, the idea is that everybody gets together, that we all travel to each other and that we negotiate in good faith. It doesn't just become a stalling tactic.

So I would submit to you that if that case were to come up, months of discussions would go into preparing for it, and a very limited fuse would be in place in order for us to get the closure on whether a deal will be made.

So in the case of commenting on WebMD, the only statement that I can make about the WebMD is the statement that the Company publicly made in its news release about the status of that.

In terms of why we dismissed a complaint or any complaint, there could be a number of reasons why we would do it. Most likely, the reason would be to give the two sides room to kind of smoke a peace pipe, meet and resolve any potential dispute, without the need for litigation and spending a tremendous amount of dollars.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

I have a couple minutes left. There is one question --

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

We can extend it 10 minutes.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Does the agreement with Celgene include royalties as well as the $12 million upfront payment on FDA approval? As part of that --

---

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Let me answer that first. First of all, there was no $12 million -- the agreement with Celgene -- the terms of the agreement, the financial terms are confidential and are redacted in our filing. But there was no $12 million upfront payment. There are milestone payments upon approval.

So far, the Company has received close to $1 million, and we have every reason to believe that, although we had thought, just like a lot of other things, that several milestones would have passed by now, as a result of the time it takes to bring a drug to the market, sequester and other considerations that are beyond the control of MMR, the Celgene relationship has taken longer than we would have liked it to.

With regard to the part of the question that says are there ongoing royalty payments, once we complete the milestones, we are out of it. We are not receiving ongoing payments. However, the assets that were used in that agreement were nonexclusive assets, so we are free now and then to use them with other companies.

The second part of the question was in reading filings in the Walgreen case, it was indicated an independent mediator would be brought in. Approximately a week ago, the judge issued an order with a whole collection of dates for a whole bunch of action items. One of the action items was that there be an independent mediator to try to resolve this matter.

At this particular point, I don't think the mediator has been agreed on. However, I know that both law firms would be working independently on that issue.

THOMSON REUTERS

There's another question that was just faxed into us. Can you give an estimate of when you foresee the Company becoming profitable and self-sustaining from a [TOM]?

When I started this call, I talked about kind of the evolution of the Company, starting with Personal Health Records that we sold at $9.95 a month. Evolving into MMRPro Systems, which we have successfully sold at 20 some thousand dollars a system, evolving to a licensing and patent initiative which we are aggressively focused on, either through relationships or litigation.

This Company -- the product that we were selling to consumers, consumers had not wanted to buy and utilize and consume this product. What we are seeing now, and what Kurt is seeing, is they are ready to buy and consume and utilize this product. And I would submit to you that you will see that reflected in our numbers over the next few quarters.

There's a lot of progress and a lot of success in Kurt's initiative and it's an initiative that takes place through a contract that, although it's within the office of the Company, is really outside of the Company, so it is free to succeed with all the support of the Company.

However, if we got a call from Celgene tomorrow and the seven-figure royalty check walked in the door -- or really it could be an eight-figure royalty check -- the Company's profitable and self-sustaining. If Walgreens or Jardogs or Quest or Celgene or -- I'm sorry -- or Cerner, who we are actively talking to, or Epic, who we are actively talking to, or McKesson, who we have had active conversations with, or any of the other -- or GE, who we talk to, or any of the others that we meet with and talk to on a regular basis were to happen, not only would this Company be profitable and self-sustaining, we would be sitting with substantial amounts of cash, substantial amounts of cash.

In the patent world, we probably have 40 matters ongoing at any given time. In the new business world, we probably have 50 to 100 matters at various stages of development on time -- at all times.

So the challenge that we have is to attempt to generate as much revenue as we can through our core products, enter into an agreement -- agreements with strategic partners and developers who will support our initiative to build out our products and make them better, and ultimately conclude one of these -- and it isn't even conclude, because many of them are signed -- but to begin to initiate the Aon program, which, like I said, is like swimming against a battleship, a university program or any of the programs that Kurt has with multilevel marketing organizations, disease associations, heart associations, cancer associations, all these big organizations that have huge Boards, a lot of political hoops to jump in order to get to the point where one or more of these licensing transactions or other transaction, other business transaction with one of these people, will occur. In which case, you will not only see this Company profitable, but you will see it very self-sustaining.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

At this point, I don't see anymore questions coming in. I wanted to mention one point, is that out of those 600 million shares that we had as of the record date, our public float is only 388 million. People always ask about that. And we had a tremendous voter turnout. We had 79% of the people -- or the shares actually being voted, which was very pleasing to us. And those reports -- the status of the annual meeting voting will be published in an 8-K report coming soon.

Bob Lorsch - *MMRGlobal, Inc. - Chairman, President, CEO*

Let's see if there's anything else that has come into me that I can --. I know that many of you have asked why these conference calls aren't where you can hear a person asking the question. And I just want to comment, unfortunately, when we try that, people will put their phone on hold, we will hear kids in the background, dogs barking, music on hold, and it just interrupts any ability to get a question and answer it without all those interruptions. So I apologize for that.

There is one question on what's going on internationally, specifically with regard to potential infringement in Australia. There is a lot of activity going on in Australia right now. We have -- we are lawyered up and ready to file a lawsuit if it seems appropriate for us to do that after recommendation of counsel. We have hired experts to take a look and match up the patents against what we believe is being infringed.

We have identified the fact that Accenture is a major developer in Australia and they're also a major developer in Singapore, so we are looking at other places that they've deployed Personal Health Records that we have patents where they may have infringed on our patents, and I emphasize may have.

We have also -- we are kind of taking a look at what's going on politically in Australia. If we were to bring a lawsuit against the Australian government now, we would be bringing it against the Labour Party. And up until recently, the people that have advised us there have told us that they anticipate a shift from the Labour Party to the Liberal Party. And so there's a whole new group of people that will be running the country.

And rather than getting into protracted litigation with an outgoing party, when the election is, I think, about 60 days away, less than 60 days away, we thought strategically it made sense to be prepared, get our experts in line, make sure that we had -- that we had all the evidence that we could reasonably hope to accumulate in advance with our attorneys, and then have strived to create meetings in Australia with government officials, either from the existing party or the incoming party, before we actually push the button.

Similarly, in Singapore, we have lawyered up. And in Singapore, the laws are a lot different. The defendants may not be the government; they may be the parties that built the system. But we are very, very focused on that infringement as well, and our attorneys and the Company, although we are not claiming infringement and we are in an investigative stage, have actually given us very optimistic opinions and results about the likelihood of success in those countries.

When you think about what goes on here every single day, I mean, Kurt and I interface for 30 minutes a day on no less than 50 to 100 different matters. The Company itself in its new business pipeline has at least 50 different matters. In the patent pipeline, we have at least 40 different matters, in addition to trying to maintain reasonable relationships with the people that we've sued so that we have a dialogue and a pipeline to them, because that's how we hope to get these things resolved, without having the shareholders watch protracted litigation.

So with that, I'm trying to look and see -- there was one more question here on the international front, having to do with Japan. The Company prior to being public had a relationship with a gentleman by the name of David [Matsumoto], who is a very, very wealthy Japanese venture capitalist. And they licensed the product in Japan prior to being public. Actually, in our initial filings, I believe we discussed that relationship.

Ultimately, there was no -- he felt -- after investing many, many millions of dollars, he felt that there was no market in Japan at that time. He is into a variety of other businesses all over the world.

All of a sudden, out of the clear blue, the Japanese government passes a regulation -- and we are happy to share details of it with anybody who wants to see it -- that requires a significant percent of the population -- as many as 50% of the population in Japan -- have a Personal Health Record. It came out of the results of the tsunami, the recent tsunami, where tens of thousands of people were killed. And many of those deaths -- half those deaths -- have been attributed to the patients presenting themselves to a hospital or emergency station and there's no medical records. So they were given the wrong meds, they weren't given meds they need, whatever the case.

So that mandated legislation led to the passing of an order requiring Japanese people to have a Personal Health Record. Ironically, at the same time as that happened, we actually were awarded the patents in Japan. We are working with David Matsumoto. I do believe that we will successfully enter into a license agreement with him or one of the companies that he owns in the near future, and we will keep shareholders posted on that, and likewise, any other developments in any other part of the world that I wish we had more time to respond to questions, which --.

But I think we've answered all of them that have come in through the call. All of you know that the number here at the office is 310-476-7002. We will respond to any shareholder inquiry. We like to know who they are, particularly ones that want to give us their name. But if you have a legitimate question for the Company, or a comment, bring it to us. We will respond to it. We will respond to it openly and candidly to the extent that we can, without giving nonpublic material information, on any kind of selective basis.

I appreciate your participation in the call. I appreciate the patience of so many of you who supported this Company for so many years. But I can only tell you that I feel as good about our business today as I felt when we decided -- when I decided in 2005 this was going to be a great opportunity. When I look at the landscape and I look at the market today, we truly have one of the -- if not the only -- interoperable system of its kind that will

enable you to put your medical records from any doctor, any hospital, any provider, pretty much anywhere in the world, in one Personal Health Record account and present it or send it to anybody in the world.

And if you don't have an account, we do have a promotion code for shareholders, we'd like you to try it, take advantage of at least the free trial, set it up. You will not only feel good about the Company, but you will feel good about the product. Thank you very much.

Ingrid Safranek - *MMRGlobal, Inc. - CFO*

Thank you for attending.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect.
